EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
FEBRUARY 18, 2020		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 20% INCREASE IN
2019 ANNUAL FINANCIAL RESULTS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.8 billion financial holding company with two bank subsidiaries, announced its financial results for the fourth quarter of 2019 as well as the 2019 calendar year.  Premier realized net income of $24,196,000 ($1.64 per diluted share) during the year ending December 31, 2019, a $4.0 million, or 20.0%, increase from the $20,168,000 ($1.47 per diluted share) reported for the year ending December 31, 2018.  The increase in net income during 2019 is largely due to a $10,757,000, or 16.3%, increase in interest income, a $236,000, or 2.6%, increase in non-interest income, and a $1,065,000, or 46.0%, decrease in the annual provision for loan losses.  These increases in net income more than offset a $3,610,000, or 59.5%, increase in interest expense and a $3,293,000, or 8.1%, increase in non-interest expense.

President and CEO Robert W. Walker commented, “We are pleased to continue to report record net income performance in 2019, at $24.2 million, or $1.64 per diluted share.  Both are new records for our company.  This earnings performance included income from the operations of our October 2018 acquisition of First Bank of Charleston (“First Bank”) location, which is included in our financial results for the entire year in 2019 as well as our October 2019 acquisition of the First National Bank of Jackson (“Jackson”) locations, which is included in our financial results only from the October 25, 2019 acquisition date.  Our net interest margin increased to 4.18% for the full year 2019 compared to 4.13% for the full year 2018.  At the same time, our net overhead ratio dropped to 2.14% of average earning assets for 2019 compared to 2.16% for 2018.  Net interest income was up 12.0%, or $7.1 million in 2019 while net overhead expenses were up 9.8%, or $3.1 million, when compared to our 2018 results.  We continue to work through our non-performing assets and have increased our specific reserves on some impaired loans.  Non-accrual loans at December 31, 2019 are 19.0%, or $3,311,000 lower than the level of non-accrual loans reported at December 31, 2018 and our provision for loan losses decreased by $1.1 million in 2019.  Our regulatory capital ratios remain strong as our equity-to-asset ratios improved from our positive earnings performance, enabling us to pay cash for our Jackson acquisition.  While our future results will still be subject to the strengths and weaknesses of our local and national economies, we are optimistic about our future and look forward to meeting its challenges.”

For the quarter ended December 31, 2019, Premier realized net income of $5,894,000 (40 cents per diluted share), a 4.5% increase over the $5,639,000 (39 cents per diluted share) of net income reported for the fourth quarter of 2018.  The $255,000, or 4.5%, increase in net income during the fourth quarter of 2019 is largely due to a $832,000, or 4.6%, increase in interest income, and a $490,000 decrease in the provision for loan losses when compared to the fourth quarter of 2018.  These increases in net income more than offset a $390,000, or 18.8%, increase in interest expense and a $523,000, or 4.8%, increase in non-interest expense when compared to the fourth quarter of 2018.

Exhibit 99.1 -Continued

Net interest income for the quarter ended December 31, 2019 totaled $16.633 million, up $442,000, or 2.7%, from the $16.191 million of net interest income earned in the fourth quarter of 2018.  Interest income in the fourth quarter of 2019 increased by $832,000, or 4.6%, largely due to an $876,000, or 5.7%, increase in interest income on loans.  Interest income on loans in the fourth quarter of 2019 included approximately $209,000 of income recognized from deferred interest and discounts on loans that paid off during the quarter compared to $135,000 of interest income of this kind recognized during the fourth quarter of 2018.  Otherwise, interest income on loans increased by $802,000, or 5.2%, in the fourth quarter of 2019, partially due to a higher average balance of loans outstanding during the quarter when compared to the fourth quarter of 2018, due to the loans acquired via the purchase of Jackson in October 2019, as well as a higher average yield on the loans outstanding.  Interest income on investment securities in the fourth quarter of 2019 increased by $104,000, or 4.5%, largely due to a higher average balance of investments outstanding during the fourth quarter of 2019 from the investment portfolio added by the acquisition of Jackson in October 2019.  Interest income from interest-bearing bank balances and federal funds sold decreased by $148,000, or 27.5%, due to a decrease in the average yield on these balances in 2019 resulting from decreases in the short-term interest rate policy of the Federal Reserve Board of Governors during 2019 on a slightly higher average balance outstanding during the fourth quarter of 2019 when compared to the fourth quarter of 2018.

Partially offsetting the increase in interest income in the fourth quarter of 2019 was a $390,000, or 18.8%, increase in interest expense when compared to the same quarter of 2018.  Interest expense on deposits increased by $446,000, or 24.0%, in the fourth quarter of 2019, partially due to the $88,000 of interest expense on deposits assumed in the acquisition of Jackson. Otherwise, interest expense on deposits increased by $358,000, or 19.3%, largely due to increases in the average rate paid on certificates of deposit on a higher average balance outstanding.  Interest expense on savings deposits and NOW and money market deposits decreased in the fourth quarter of 2019, when compared to the fourth quarter of 2018.  Adding to the increase in interest expense on deposits, average interest-bearing deposit balances in the fourth quarter of 2019 were up $63.4 million, including the $40.0 million of average interest-bearing deposits assumed in the acquisition of Jackson, compared to the fourth quarter of 2018, while the average interest rate paid on interest-bearing deposits was up 12 basis points in 2019, from 0.71% in the fourth quarter of 2018 to 0.83% in the fourth quarter of 2019.  Increased competition for deposits and time deposits in particular, as well as the increases in short-term interest rates in 2018 have resulted in the higher average rate paid on interest-bearing deposits. The related rates of interest paid on time deposits increased by 41 basis points, driving the overall increase in interest expense on deposits in the fourth quarter of 2019 when compared to the fourth quarter of 2018.  Interest expense on customer repurchase agreements and other short-term borrowings increased by $16,000 in the fourth quarter of 2019, largely due to an increase in the average rate paid on a lower average balance outstanding.  Partially offsetting these increases in interest expense in the fourth quarter of 2019, interest expense on the remaining Federal Home Loan Bank (“FHLB”) borrowings of First Bank assumed by Premier as part of the acquisition in 2018 decreased by $34,000, or 42.0%, due to payments upon maturity during 2019.  Furthermore, interest expense on other borrowings by the parent company decreased by $31,000, when compared to the fourth quarter of 2018, due to the full repayment of this borrowing prior to the end of June 2019.  Interest expense on Premier’s subordinated debt also decreased by $7,000 in the fourth quarter of 2019 due to recent decreases in the short-term interest rate index of this floating rate debt.

Exhibit 99.1 -Continued

During the quarter ended December 31, 2019, Premier reversed $65,000 of provision for loan losses compared to $425,000 of provision for loan losses expense recorded during the same quarter of 2018.  The reversal of provision for loan losses recorded during the fourth quarter of 2019 was the result of a decrease in the estimated credit risk in the collectively evaluated loan portfolio, partially offset by an increase in specific reserves on impaired loans.  Specific reserves on impaired loans increased from $2,473,000 at the end of the third quarter of 2019 to $3,102,000 at the end of the fourth quarter of 2019, largely due to increases in the level of additional identified credit risk on impaired loans in Premier’s multifamily real estate loan, owner-occupied commercial real estate loan and commercial loan portfolios.  The provision for loan losses recorded during the fourth quarter of 2018 was to provide for an increase in specific reserves on impaired loans partially offset by a decrease in allowance for loan losses on collectively impaired loans.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $13,000 in the fourth quarter of 2019 when compared to the same quarter of 2018, while recoveries on loans previously charged-off decreased by $21,000 in the same comparison.  Non-accrual loans have decreased by $3,311,000 since December 31, 2018 to $14,137,000, or 1.18% of outstanding loans, while accruing loans 90+ days past due and still accruing increased by $1,142,000 to $2,228,000, or 0.19% of outstanding loans, at year-end 2019.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended December 31, 2019 totaled $9.040 million compared to $8.493 million in the fourth quarter of 2018.  Net overhead increased by $547,000, or 6.4%, in the fourth quarter of 2019 when compared to the fourth quarter of 2018, due to a $24,000, or 1.0%, decrease in non-interest income and a $523,000, or 4.8%, increase in non-interest expense.  Total non-interest income decreased by $24,000 in the fourth quarter of 2019 when compared to the fourth quarter of 2018, largely due to a $29,000, or 48.0%, decrease in revenue from brokerage and annuity commissions and a $7,000, or 21.9%, decrease in commissions on checkbook sales.  Otherwise, service charges and fees on deposit accounts, increased by $10,000, or 0.8%, and secondary market mortgage income increased by $22,000, or 57.9%, while electronic banking income decreased by $5,000, or 0.6%.  Non-interest expense increased by $523,000, or 4.8% in the fourth quarter of 2019 compared to the fourth quarter of 2018, partially due to the operations of the newly acquired Jackson locations, which added approximately $244,000 of direct operating expenses.  Overall increases in operating costs include a $301,000, or 5.9%, increase in staff costs, a $34,000, or 2.1% increase in occupancy and equipment expense, a $136,000, or 10.0%, increase in outside data processing costs, a $281,000 increase in other real estate owned (“OREO”) expense, a $20,000, or 9.1%, increase in taxes not on income and a $9,000, or 4.4%, increase in the amortization of intangible assets.  These increases were partially offset by a $71,000, or 29.0%, decrease in professional fees, an $86,000, or 48.3%, decrease in conversion costs, and a $136,000, or 112%, decrease in FDIC insurance premiums, when compared to the fourth quarter of 2018.  The increase in OREO expense was largely due to $872,000 of writedowns of the carrying value in the fourth quarter of 2019 compared to $463,000 of writedowns recorded in the fourth quarter of 2018.  The increase in writedowns was partially offset by a $65,000 increase in gains on the sale of OREO and a $64,000 decrease in the costs of maintaining these OREO properties.  The decrease in FDIC insurance premium was due to the application of FDIC premium credits for community banks used to offset the fourth quarter assessment in 2019.

Exhibit 99.1 -Continued

Net interest income for the year ended December 31, 2019 totaled $66.901 million, an increase of $7.147 million, or 12.0%, from the $59.754 million of net interest income earned during 2018.  Total interest income in 2019 increased by $10,757,000, or 16.3%, largely due to an increase in interest income on loans.  Interest income on loans increased by $8,381,000, or 14.7%, in 2019, largely due to the loans acquired via the purchase of First Bank late in 2018 and the loans acquired via the purchase of Jackson late in 2019.  Average loans outstanding in 2019 increased by $97.4 million while the average yield on the loan portfolio increased by 27 basis points to 5.65% in 2019.  Also included in interest income on loans is income from the collection of deferred interest income and loan discounts recognized upon the full payoff of loans.  In 2019, approximately $1,878,000 of deferred interest income was recognized while $978,000 of such loan interest income was recognized in 2018.  Interest income on investments increased by $2,333,000, or 32.1%, in 2019, largely due to an increase in the average yield earned on the portfolio on a $59.0 million higher average balance of investments during the year.  Interest income from interest-bearing bank balances and federal funds sold increased by $43,000, largely due to an increase in the average yield earned in 2019 from increases in short-term interest rates early in the year, but on a slightly lower average balance outstanding during the year.

Partially offsetting the increase in interest income in 2019 was a $3,610,000, or 59.5%, increase in interest expense, when compared to calendar year 2018.  Interest expense on deposits increased by $3,565,000, or 65.5%, in 2019, largely due to increases in the average rate paid on certificates of deposit, savings deposits and NOW and money market deposits during the year, when compared to 2018.  Adding to the increase in interest expense on deposits, average interest-bearing deposit balances were up $96.1 million, or 9.9%, compared to the calendar year 2018, while the average interest rate paid on interest-bearing deposits was up 28 basis points in 2019, from 0.56% in 2018 to 0.84% in 2019.  Increases in short-term rates escalated the competition for deposits and time deposits in particular. The related rates of interest paid on time deposits increased by 62 basis points, driving the overall increase in interest expense on deposits during the full year of 2019 when compared to the full year of 2018.  Interest expense on customer repurchase agreements and other short-term borrowings increased by $36,000 in 2019, largely due to an increase in the average rate paid on a slightly lower average balance outstanding.  Adding to the interest expense increase in 2019 was $117,000 of additional interest expense on the remaining Federal Home Loan Bank (“FHLB”) borrowings of First Bank assumed by Premier as part of the acquisition, while there was only $81,000 of such interest in 2018, all occurring in the fourth quarter.  More than offsetting the increase in interest expense on FHLB borrowings, interest expense on other borrowings by the parent company decreased by $125,000, in 2019, due to the full repayment of parent only borrowing prior to the end of June 2019.  Lastly, interest expense on Premier’s subordinated debt increased by $17,000, or 4.8% in 2019 due to increases in short-term rate index used to determine the floating rate interest paid on the outstanding subordinated debt.

Adding to Premier’s increase in net income in 2019 was a decrease in the annual provision for loan losses.  During 2019, Premier recorded $1,250,000 of provision for loan losses compared to $2,215,000 of provision for loan losses recorded in 2018.  The provision for loan losses recorded in 2019 was primarily in response to increases in the level of additional identified credit risk on impaired loans in Premier’s multifamily real estate loan and owner-occupied commercial real estate loan portfolios.  Specific reserves on impaired loans increased from $2,796,000 at the end of 2018, net of $618,000 of specific reserves on impaired loans charged-off in 2019, to $3,102,000 at the end of 2019.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $347,000 in 2019 when compared to year 2018, while recoveries on loans previously charged-off decreased by $418,000 in 2019, as a result of a large recovery recorded in the third quarter of 2018.  While the identified credit risk on loans individually evaluated for impairment increased during 2019, total individually impaired loans decreased from $20.2 million at the end of 2018 to $12.2 million at the end of 2019.  Non-accrual loans have decreased by $3,311,000 since year-end 2018, while accruing loans over 90 days past due increased by $1,142,000.

Exhibit 99.1 -Continued

Net overhead costs (non-interest expenses less non-interest income) for the calendar year ended December 31, 2019 totaled $34.446 million compared to $31.373 million in the year 2018.  Net overhead increased by $3.073 million, or 9.8%, in 2019 when compared to 2018, as a $236,000, or 2.6%, increase in non-interest income was more than offset by a $3.293 million, or 8.1%, increase in non-interest expense.  Total non-interest income increased by $236,000 in the calendar year 2019 when compared to 2018, largely due to a $99,000, or 2.2%, increase in revenue from service charges and fees on deposit accounts, a $34,000, or 18.9%, increase in secondary market mortgage income, and a $145,000 increase in other non-interest income, including a $158,000 increase in proportional income from an investment in a start-up insurance agency in 2018.  These increases were partially offset by a $42,000, or 1.2%, decrease in electronic banking income.  Non-interest expense increased by $3.293 million, or 8.1% in 2019 compared to 2018, largely due to the operations of the newly acquired First Bank location in Charleston, West Virginia, the two new Jackson locations and $1.080 million of net gains upon the sale of OREO in the first quarter of 2018.  During that quarter, Premier sold approximately $6.1 million of OREO, or approximately 30% of the carrying value held on the books at year-end 2017, and realized $1.080 million of net gains upon their liquidation.  OREO expenses and writedowns are traditionally included in Premier’s total non-interest expenses, so the net gains from these sales reduced non-interest expense in the calendar year 2018. Excluding the 2018 net OREO gains, non-interest expense increased by $2.213 million, or 5.3%, in 2019.  Increases in operating costs include a $1,682,000, or 8.5%, increase in staff costs, a $615,000, or 9.8% increase in occupancy and equipment expense, a $583,000, or 11.2%, increase in outside data processing costs, an $85,000, or 9.6%, increase in taxes not on income and a $107,000, or 13.8%, increase in the amortization of intangible assets.  These increases were partially offset by a $375,000, or 24.9%, decrease in professional fees, a $404,000, or 54.2%, decrease in loan collection expenses, and a $341,000, or 60.5%, decrease in FDIC insurance premiums, when compared to calendar year 2018.  Excluding the $1,080,000 of net OREO gains in 2018, OREO expense increased by $226,000, or 17.1%, in 2019 largely due to writedowns of the carrying value during the year.  The decrease in FDIC insurance premium was due to the application of FDIC premium credits for community banks used to offset the third and fourth quarter assessments.

Exhibit 99.1 -Continued
Total assets as of December 31, 2019 were up $90.8 million, or 5.4%, to $1.781 billion from the $1.690 billion of total assets at year-end 2018, largely due to the $86.2 million of assets, net of cash paid, acquired from the purchase of Jackson on October 25, 2019.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $13.2 million, largely due to an increase in funds from maturing investment securities and retained cash from Premier’s operations plus the $9.7 million of liquid assets acquired from the purchase of Jackson.  These additions to liquid assets were more than reduced by the $14.6 million of cash paid in the purchase of Jackson.  Investment securities increased by $25.0 million, or 6.8%, since year-end 2018, which includes the $44.7 million of investment securities acquired from the purchase of Jackson, $66.7 million of new investment purchases from available funds during the year and a $9.6 million increase in the market value of the securities available for sale.  These increases were partially offset by maturing investments, called securities and principal paydowns on mortgage backed securities.  Total loans outstanding increased by $46.0 million, or 4.0%, since year-end 2018, largely due to the $41.6 million of loans obtained via the acquisition of Jackson.  Otherwise, total loans outstanding increased by $4.4 million, or 0.4%, as payoffs on loans in the second and third quarters of 2019 were exceeded by new loans generated during 2019.  Other real estate owned (“OREO”) decreased by $1.8 million, or 12.7%, as new foreclosures, including one commercial real estate property during the first quarter of 2019 that also resulted in a $450,000 loan charge-off, have been more than offset by sales and writedowns of OREO properties in 2019.  Other assets increased by $8.2 million since year-end 2018, largely due to recording of a $7.5 million Finance Lease Right to Use Asset in accordance with the adoption of Accounting Standards Update (“ASU”) 2016-02 on January 1, 2019 and the addition of $3.7 million of other assets acquired via the purchase of Jackson.  These increases in other assets were partially offset by a decrease in deferred tax assets and the liquidation of some of the other assets acquired from Jackson.  Total deposits increased by $65.6 million, or 4.6%, since year-end 2018, largely due to the $85.6 million of deposits assumed via the acquisition of Jackson.  Otherwise, total deposits decreased by $20.0 million, or 1.4% since year-end 2018, due to a $43.1 million, or 11.0%, decrease in non-interest bearing deposits and a $7.2 million, or 1.9%, decrease in time deposits.  These decreases were partially offset by a $19.0 million, or 6.4%, increase in interest bearing transaction deposits and an $11.4 million, or 3.2%, increase in savings deposits.  Customer repurchase agreements decreased by $1.6 million, or 7.4% since year-end 2018.  FHLB borrowings and other borrowings decreased by $2.4 million and $2.5 million, respectively, since year-end 2018 due to payments upon maturity, scheduled principal payments and additional principal payments on Premier’s existing borrowings.  Premier’s subordinated debentures increased by $30,000 since year-end 2018 due to the accretion of purchase accounting fair value adjustments applied to the $6.2 million face value of the subordinated debentures.  Other liabilities increased by $8.3 million, largely due to the recording of a $7.5 million Finance Lease Liability also in accordance with the adoption of ASU 2016-02 on January 1, 2019 and the $629,000 of other liabilities assumed via the acquisition of Jackson.

Stockholders’ equity of $240.2 million equaled 13.5% of total assets at December 31, 2019, which compares to stockholders’ equity of $216.7 million, or 12.8% of total assets, at December 31, 2018.  The increase in stockholders’ equity was largely due to the $24.2 million of net income earned for the year and a $7.6 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.60 per share of cash dividends declared and paid during the four quarters of 2019.

Exhibit 99.1 -Continued

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1 -Continued

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2019.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2019	2018	2019	2018
Interest Income
Loans, including fees	16,283	15,407	65,237	56,856
Investments and other	2,817	2,861	11,341	8,965
Total interest income	19,100	18,268	76,578	65,821
Interest Expense
Deposits	2,307	1,861	9,009	5,444
Borrowings and other	160	216	668	623
Total interest expense	2,467	2,077	9,677	6,067
Net interest income	16,633	16,191	66,901	59,754
Provision for loan losses	(65)	425	1,250	2,315
Net interest income after provision	16,698	15,766	65,651	57,439
Non-interest Income
Service charges on deposit accounts	1,229	1,219	4,661	4,562
Electronic banking income	848	853	3,488	3,530
Other non-interest income	263	292	1,185	1,006
Total non-interest income	2,340	2,364	9,334	9,098
Non-Interest Expense
Salaries and employee benefits	5,437	5,136	21,485	19,803
Net occupancy and equipment	1,668	1,634	6,909	6,294
Outside data processing	1,494	1,358	5,782	5,199
OREO expenses and writedowns, net	860	579	1,550	244
Amortization of intangibles	212	203	885	778
Other non-interest expenses	1,709	1,947	7,153	8,153
Total non-interest expense	11,380	10,857	43,764	40,471
Income Before Taxes	7,658	7,273	31,221	26,066
Income Taxes	1,764	1,634	7,025	5,898
NET INCOME	5,894	5,639	24,196	20,168

EARNINGS PER SHARE	0.40	0.39	1.65	1.48
DILUTED EARNINGS PER SHARE	0.40	0.39	1.64	1.47
DIVIDENDS PER SHARE	0.15	0.15	0.60	0.57

Charge-offs	251	238	1,715	1,368
Recoveries	47	68	269	687
Net charge-offs (recoveries)	204	170	1,446	681

Exhibit 99.1 -Continued
PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2019	2018
ASSETS
Cash and Due From Banks	23,091	22,992
Interest Bearing Bank Balances	66,063	41,005
Federal Funds Sold	5,902	17,872
Securities Available for Sale	390,754	365,731
Loans (net)	1,181,753	1,135,563
Other Real Estate Owned	12,242	14,024
Other Assets	48,189	40,020
Goodwill and Other Intangibles	53,016	52,908
TOTAL ASSETS	1,781,010	1,690,115

LIABILITIES & EQUITY
Deposits	1,495,753	1,430,127
Fed Funds/Repurchase Agreements	20,428	22,062
FHLB Borrowings	6,375	8,819
Other Borrowings	-	2,500
Subordinated Debentures	5,436	5,406
Other Liabilities	12,777	4,472
TOTAL LIABILITIES	1,540,769	1,473,386
Common Stockholders’ Equity	240,241	216,729
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,781,010	1,690,115

TOTAL BOOK VALUE PER COMMON SHARE	16.39	14.82
Tangible Book Value per Common Share	12.78	11.20

Non-Accrual Loans	14,137	17,448
Loans 90 Days Past Due and Still Accruing	2,228	1,086